                                Filed pursuant to Rule 424(b) (3).
                                This pricing supplement relates to Registration Statement Nos. 333-17913 and 333-63107.




                 Pricing Supplement No. 124 Dated March 7, 2000
                  (To Prospectus Dated September 23, 1998 and
                Prospectus Supplement Dated September 23, 1998)


                            PAINE WEBBER GROUP INC.


                               Multiple Currency
       ------------------------------------------------------------------
                       Medium-Term Senior Notes, Series C
       ------------------------------------------------------------------
              Due from Nine Months to 30 Years from Date of Issue



Designation:                                         Medium Term Senior Notes, Series C

Original Issue Date:                                 March 13, 2000

Stated Maturity:                                     March 13, 2003

Principal Amount:                                    Yen 9,000,000,000

Specified Currency in which
Denominated:                                         Japanese Yen ("Yen")

Authorized Denomination:                             Yen 250,000,000 and integral multiples of Yen
                                                     250,000,000 in excess thereof

Interest Rate:                                       1.27%

Day Count:                                           Actual/365 or 366

Regular Record Dates:                                March 1 and September 1

Interest Payment Dates:                              Semi-annually on March 13 and September 13

First Payment:                                       September 13, 2000

Paying Agent:                                        The Chase Manhattan Bank

Business Day Jurisdiction:                           New York, Tokyo

Listing:                                             Not Listed

Issue Price (As a Percentage
of Principal Amount):                                100%

Commissions (As a Percentage
of Principal Amount):                                .35%

Proceeds to Issuer (As a Percentage

of Principal Amount):                                99.65%

Redemption and Early
Repayment Provision:                                 The Note cannot be redeemed prior to Stated
                                                     Maturity except in certain circumstances
                                                     related to taxation

Note (s) Represented By:                             [ ] Global Note
                                                     [X] Certificated Note(s)

CUSIP:                                               69563A LU3

ISIN:                                                US 69563A LU3 3


ISSUANCE IN JAPANESE YEN

         The Japanese yen is the national currency of Japan. Japanese bank notes are issued by the Bank of Japan, which was established in 1882 and is the country's central bank and sole bank of issue.

         The principal of and interest on the Notes will be payable in Japanese yen except under the circumstances described under "Foreign Currency Risks--Payment Currency" in the Prospectus Supplement, in which circumstances the principal of and interest on the Notes will be payable in U.S. dollars. Except in such circumstances, holders of Notes will receive payment of the principal of and interest on such Notes in Japanese yen and will have no right to elect to receive such payment in U.S. dollars.

EXCHANGE RATE INFORMATION

         In recent years, rates of exchange between the U.S. dollar and the Japanese yen have been highly volatile. The following table sets forth the noon buying rate for cable transfers in New York City payable in Japanese yen, expressed in Japanese yen per U.S. dollar as reported by the Federal Reserve Bank of New York, on the last New York Business Day of the months (and partial month) indicated. Such rates are provided solely for the convenience of the reader and should not be construed as a representation that Japanese yen amounts actually represent such U.S. dollar amounts or that such Japanese yen amounts could have been, or could be, converted into U.S. dollars at that rate or at any other rate.

                                                                  JAPANESE YEN/U.S. $1.00
MONTH-END                                                             EXCHANGE RATE
---------                                                        -------------------------
1995:
March........................................                              86.85
June.........................................                              84.78
September....................................                              99.10
December.....................................                             103.28

1996:
March........................................                             107.00
June.........................................                             109.48
September....................................                             111.65
December.....................................                             115.88

1997:
March........................................                             123.72
June.........................................                             114.61
September....................................                             120.71
December.....................................                             130.45

1998:
March........................................                             133.29
June.........................................                             138.29
September....................................                             136.59
December.....................................                             113.08

1999:
March........................................                             118.43
June.........................................                             120.94
September....................................                             106.82
December.....................................                             102.16

2000:
March (as of March 8)........................                             106.89


         The Notes have not been and will not be registered under the Securities and Exchange Law of Japan (the "Securities and Exchange Law") and each of PaineWebber International (U.K.) Ltd. and Salomon Brothers International Limited has agreed that it will not, directly or indirectly, solicit offers to purchase or, directly or indirectly, offer, sell or deliver any Notes in Japan or to any resident in Japan except as permitted by the Securities and Exchange Law and any other applicable laws of Japan.